Exhibit 99.1

                 CHARTER FINANCIAL REPORTS 1ST QUARTER EARNINGS

     -- Net Interest Income increases 14% over September
     -- Loan Balances Increase by $19.8 Million To $376.6 Million
     -- Net income increases to $5.3 million

WEST POINT, Ga., Feb. 1 /PRNewswire-FirstCall/ -- Charter Financial Corporation (Nasdaq: CHFN) today reported 1st quarter fiscal 2006 net income of $5.3 million, or $0.27 per share, compared to $2.9 million, or $0.15 per share, for same quarter of the prior year for an increase of eighty-three percent.

The increase in net income for the quarter was attributed to a $3.1 million improvement in noninterest income and a $840,000 increase in net interest income. The increase in noninterest income resulted from a gain on the sale of Freddie Mac stock. The improvement in net interest income was from growth in the loan portfolio and increases in dividends received from Freddie Mac. These increases to net income were partially offset by increases of $439,000 in noninterest expense and $660,000 in tax expense.

"We made significant progress in building our retail franchise and improving the resulting earnings," said Robert L. Johnson, president and chief executive officer. "We increased our net loans receivable to $376.6 million, which is up $19.8 million from the balance at September 30, 2005. The loan growth rewarded the bank for having strengthened its commercial real estate loan officer staff. Deposit fees also increased by approximately 12 percent to $833,000 for the quarter from $745,000 for the prior quarter indicating continued marketing success of our suite of checking products."

Johnson pointed out that Charter Financial continued to manage its capital by declaring a special dividend of $0.35 in addition to its regular quarterly dividend of $0.35.

During the quarter, the company recognized $4.8 million in income from sales of Freddie Mac common stock compared with $1.6 million in the prior quarter. The sales resulted from exercises of covered calls written by the Company. These sales are a positive development because they not only allow the company to realize the value of the asset at a measured pace but are also an indication that the value of our Freddie Mac holdings are appreciating.

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. Charter Financial Corporation and its subsidiary, CharterBank, are in a mutual holding company structure. Charter Financial owns
4.4 million shares of Freddie Mac common stock with a market value of $290.0 million. CharterBank is headquartered in West Point, Georgia, and operates nine full-service branches on the I-85 corridor from LaGrange, Georgia to Auburn, Alabama. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This release may contain "forward-looking statements" that may be identified by use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

     Selected Financial Data (in thousands except share and per share data):

                                              December 31,
                                      -----------------------------   September 30,
                                          2005            2004            2005
                                      -------------   -------------   -------------
                                                        Unaudited
Total Assets                          $   1,094,812   $   1,127,228   $   1,050,570
Loans Receivable, Net                       376,647         317,250         356,808
Mortgage Securities
 Available for Sale                         348,000         405,835         358,461
Freddie Mac Common Stock                    289,991         336,625         254,776
Other Investment Securities                  17,227          13,903          17,712
Retail Deposits                             254,239         238,206         250,391
Core Deposits                               128,859         122,500         131,361
Total Deposits                              354,977         270,241         320,129
Deferred Income Taxes                       106,360         125,844          93,271
Borrowings                                  351,036         422,598         382,336
Realized Stockholders' Equity*               96,735          87,213          93,825
Accumulated Other
 Comprehensive Income**                     170,225         203,013         149,405

Total Equity                                266,960         290,226         243,230

Book Value per Share                  $       13.51   $       14.69   $       12.31
Tangible Book Value per Share                 13.22           14.39           12.02

Minority Shares Outstanding               3,904,492       3,895,542       3,904,492
Total Shares Outstanding
 - at Quarter End                        19,762,416      19,753,466      19,762,416
Weighted Average Total Shares
 Outstanding - Basic                     19,533,722      19,506,259      19,529,848
Weighted Average Total Shares
 Outstanding - Fully Diluted             19,575,347      19,578,844      19,566,135

*    Includes Total Stockholders' Equity less Accumulated Other Comprehensive
     Income.
** Includes unrealized gains and losses on Freddie Mac common stock and other investment securities adjusted for income taxes at a tax rate of 38.6%

     Selected Operating Data (in thousands except share and per share data):

                                                    Three months ended
                                      ---------------------------------------------
                                               December 31,
                                      -----------------------------   September 30,
                                           2005           2004            2005
                                      -------------   -------------   -------------
                                                        Unaudited
Total Interest Income                 $      12,787   $      10,679   $      11,530
Total Interest Expense                        6,307           5,039           5,831
  Net Interest Income                         6,480           5,640           5,699
Provision for Loan Losses                         -               -              75
  Net Interest Income after
  Provision for Loan Losses                   6,480           5,640           5,624
Noninterest Income                            5,961           3,292           2,871
Noninterest Expense                           5,040           4,601           4,603
  Income before Income Taxes                  7,401           4,331           3,892
Income Tax Expense                            2,067           1,407           1,075
  Net Income                          $       5,334   $       2,924   $       2,817

Earnings per Share                    $        0.27   $        0.15   $        0.14
Earnings per Share - Fully Diluted             0.27            0.15            0.14
Cash Dividends per Share***                    0.70            2.25            0.35

Net Charge-offs                                  19             213             269
Deposit Fees                                    833             670             745
Gain on Sale of Loans                           163             233             254
Gain on Sale of Freddie Mac
  Common Stock                                4,769           2,577           1,603
Gain (Loss) on Covered Calls
  Related to Freddie Mac
  Common Stock                                   13            (366)             76

*** First Charter, MHC has waived its portion of these dividends, resulting in payment only to the minority stockholders.

                                                   Three months ended
                                      ---------------------------------------------
                                               December 31,
                                      -----------------------------   September 30,
                                           2005           2004            2005
                                      -------------   -------------   -------------
                                                        Unaudited
Return on Equity                               8.43%           4.18%           4.28%
Return on Assets                               2.00            1.07            1.06
Net Interest Margin                            2.50            2.12            2.21
Loan Loss Reserve as
 a % of Total Loans                            1.60            1.98            1.69
Loan Loss Reserve as
 a % of Nonperforming Assets                 128.27          106.08          118.56
Nonperforming Assets as a % of
 Total Loans and REO                           1.24            1.86            1.42
Net Chargeoffs as a % of
 Average Loans                                 0.01            0.07            0.08
Nonperforming Assets to Total Assets           0.44            0.54            0.49
Bank Core Capital Ratio                        8.84            9.38            9.86
Dividend Payout Ratio                         46.49          270.43           43.70
Effective Tax Rate Expense                    27.93           32.48           27.61